CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                  ORANGE AND ROCKLAND UTILITIES, INC.

         Under Section 805 of the Business Corporation Law

      We, the undersigned KEVIN BURKE and PETER A. IRWIN, being, respectively, the President and the Secretary of Orange and Rockland Utilities, Inc. a corporation formed under the laws of the State of New York (hereinafter sometimes called the "Company"), DO HEREBY CERTIFY as follows:

      1. The name of the Company is Orange and Rockland Utilities, Inc. It was originally incorporated under the name of Rockland Light and Power Company.

      2. The Certificate of Incorporation of the Company (being the Certificate of Consolidation dated February 8, 1926, pursuant to which it was organized) was filed in the office of the Secretary of State of the State of New York on May 21, 1926. A Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of New York on May 7, 1996 (hereinafter referred to as the "Certificate of Incorporation").

      3. The Certificate of Incorporation of the Company, is hereby amended in the following respects:

      (a) Article FIFTH of said Certificate of Incorporation  which provides for
(i) the authorized  number of directors,  (ii) the  classification of directors,
(iii) for the filling of vacancies on the Board of Directors, (iv) the removal of directors, (v) factors the Board of Directors shall take into consideration when evaluating certain business combination and (vi) for the amendment of Article FIFTH is hereby amended to read in its entirety as follows:

                  "FIFTH: The number of Directors of the Company shall be no less than three, the exact number of Directors shall be determined from time to time solely by the affirmative vote of a majority of the total number of Directors the Company would have if there were no vacancies in the Board of Directors."

      (b) Article EIGHTH of said Certificate of Incorporation, which provides for a super-majority vote of shareholders for certain business combinations and for the amendment of Article EIGHTH, is hereby eliminated in its entirety and existing Article NINTH, is hereby renumbered as Article EIGHTH.


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      4. This amendment of the Certificate of Incorporation  was duly authorized and approved, pursuant to sections 803(a) and 615(a) of the Business Corporation Law, by the unanimous vote of the Directors present at a meeting of the Board of Directors of the Company duly called and held on July 8, 1999, at which meeting a quorum was present and acting throughout, followed by the unanimous written consent of the sole shareholder of the Company.

      IN WITNESS WHEREOF, the undersigned have subscribed this certificate this 14th day of July, 1999, and the undersigned affirm the statements contained in this certificate as true under the penalties of perjury.



                                          Kevin Burke
                                          President



                                          Peter Irwin
                                          Secretary

                                          One Blue Hill Plaza
                                          Pearl River, New York 10965